Exhibit 10.4
TD BANKNORTH INC.
AMENDED AND RESTATED SUPPLEMENTAL RETIREMENT PLAN
ARTICLE ONE – GENERAL
     The purpose of this TD Banknorth Inc. Amended and Restated Supplemental Retirement Plan (this “Plan”) is to attract and retain certain key employees of TD Banknorth Inc. (the “Company”) and its affiliates (the Company and its affiliates are collectively referred to as the “Group”) by recognizing the past service of such key employees and providing supplemental retirement benefits as herein described. This amended and restated Plan is adopted effective as of January 23, 2007 (the “Effective Date”).
     This Plan amends and restates the TD Banknorth Inc. Amended and Restated Supplemental Retirement Plan that was effective as of May 9, 2006 (the “2006 Plan”). The 2006 Plan amended and restated the Banknorth Group, Inc. Supplemental Retirement Plan that was originally effective as of March 27, 2001 (the “2001 Plan”). Banknorth Group, Inc. was the predecessor to TD Banknorth Inc. The 2001 Plan was previously amended in February 2005 to address the treatment of certain accelerated compensation and the definition of Earnings.
     The Plan was amended and restated in 2006 to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the guidance issued to date by the Internal Revenue Service (the “IRS”) and the proposed regulations issued by the IRS in the fall of 2005. No benefits payable under this Plan shall be deemed to be grandfathered for purposes of Section 409A of the Code.
     This Plan is being further amended and restated in order to take advantage of the extension of the transitional relief granted by the IRS in Notice 2006-79 with respect to payment and deferral elections. None of the changes to comply with Section 409A of the Code increase or decrease the amount of the benefits payable to a Participant.
ARTICLE TWO — ADMINISTRATOR
     Subject to Article Nine below, the Plan shall be administered by the Company’s Board of Directors (the “Board”) or a committee thereof (the Board or such committee is hereinafter referred to as the “Administrator”). The Administrator shall interpret the Plan, shall prescribe, amend and rescind rules relating to it from time to time as it deems proper and in the best interests of the Company, and shall take any other action necessary for the administration of the Plan. Any decision or interpretation adopted by the Administrator shall be final, conclusive and binding upon all Participants.

ARTICLE THREE — PARTICIPATION
     3.01 GENERAL. Any individual who as of March 27, 2001 was a Key Employee, as defined below, shall be a Participant as of March 27, 2001. Any individual who, after March 27, 2001, becomes a Key Employee shall become a Participant on the date determined by guidelines established by the Administrator, provided that any individual who becomes a Key Employee after the Effective Date shall not become a Participant until the January 1st of the calendar year immediately following the date on which the individual became a Key Employee. For the purposes of this Plan, the term “Key Employee” means an employee of any member of the Group whose position is designated at Level 20 or above and with respect to whom application of the formula set forth in Section 4.01 below would yield a positive dollar amount; provided, however, that neither the term Key Employee nor the term Participant shall include any employee of any member of the group who is entitled to supplemental retirement benefits under any Supplemental Retirement Agreement or other similar agreement between such employee and any member of the Group.
     3.02 TERMINATION; REEMPLOYMENT. A Participant shall cease to be a Participant upon termination of employment with the Group or otherwise ceasing to be a participant in the Pension Plan (defined below). A former Participant who recommences employment as a Key Executive (a “Former Participant”) may recommence participation in the Plan only with the permission of and in accordance with guidelines determined by the Administrator. Without limiting the foregoing, in the case of any Former Participant who has received any payments under the Plan, the Administrator, in its discretion, may impose such conditions to subsequent participation (which may include adjustments to the Participant’s supplemental pension benefits (the “SRA”) under this Plan and suspension of benefits under the Plan during any period of subsequent participation) as the Administrator deems appropriate or necessary for the proper administration of the Plan; provided that the Administrator shall first notify the Former Participant of such conditions and offer the Former Participant the option of accepting the same and again becoming a Participant or declining his or her eligibility for subsequent participation; and provided further that the Former Participant’s subsequent participation in the Plan shall not re-commence until the January 1st of the calendar year immediately following the date on which the Former Participant agrees to again become a Participant.
ARTICLE FOUR — RETIREMENT BENEFITS
     4.01 GENERAL. (a) Each Participant shall be entitled to a SRA in an amount equal to the excess, if any, of

     (i) subject to Section 4.01(b) below, the benefit to which such Participant would be entitled under the Banknorth Group, Inc. Retirement Plan (known before May 10, 2000 as the Peoples Heritage Financial Group, Inc. Retirement Plan and hereinafter referred to as the “Pension Plan”), stated in the form of a monthly single life annuity commencing on the Participant’s “Normal Retirement Date” as defined in Section 4.01(c) below and ending with the monthly payment preceding the Participant’s death (the “Normal Benefit”), computed without regard to those provisions of the Pension Plan implementing the restrictions or limitations imposed by the provisions of Section 1.16 of the Pension Plan following the first paragraph thereof or any other Pension Plan provision implementing the limitations set forth in Section 401(a)(17) of the Code, and without regard to Section 3.10 of the Pension Plan or any other Pension Plan provision implementing the limitations set forth in Section 415 of the Code (the “Hypothetical Unrestricted Benefit”); provided, however, that notwithstanding the foregoing, for purposes of calculating the Hypothetical Unrestricted Benefit to which a Participant would be entitled to under the Pension Plan, the following adjustments shall be made in determining the Earnings of a Participant for any Plan Year: (1) any short-term incentive bonus for calendar 2004 that a Participant received in December 2004 because of the acceleration of such payment shall be included in Earnings in 2005 rather than 2004; (2) any long-term incentive payment that a Participant received in December 2004 because of the acceleration of such payment shall be included in Earnings in such amounts and at such times as it would have been paid absent the acceleration; and (3) for those Participants who have an employment or retention agreement with the Company as of February 28, 2005, none of the payments made to the Participant pursuant to the sections of such agreements entitled “Initial Payment and Non-Competition and Retention Amount,” “Initial Payment and Retention Amount,” “Termination of Employment” and “Certain Supplemental Payments by the Company” shall be included in Earnings; over
     (ii) the amount of the actual Normal Benefit payable to such Participant commencing on the Normal Retirement Date under the Pension Plan.
     (b) If a Participant has an employment or retention agreement with the Company which provides that the Participant shall receive additional age and service credits for purposes of calculating the Participant’s benefits under this Plan, and if such Participant makes a valid election to receive his additional benefits in the form of an increased SRA under this Plan as set forth below rather than in the form of a lump sum cash payment at the time the Participant’s “Non-Competition and Retention Amount” or “Retention Amount” is paid, as applicable and as such terms are defined in the Participant’s employment or retention agreement, then the computation of the Participant’s Hypothetical Unrestricted Benefit under Section 4.01(a)(i) above shall reflect the additional age and service credits provided to the Participant under his employment or retention agreement in accordance with the terms of such agreement. Any election by the Participant to receive such additional benefits in the form of an increased SRA under this Plan rather than in the form of a lump sum cash payment under the Participant’s employment or retention agreement must be made (i) while the Participant is an active employee of the Company or one of its subsidiaries, (ii) by June 30, 2006 for those Participants with two-year retention agreements providing for retention payments in March 2007, and (iii) by December 31, 2007 for those Participants with employment agreements or three-year retention agreements providing for retention payments in March 2008, and must be accompanied by a payment election that complies with Section 4.03(c) below.
     (c) For purposes of this Plan, a Participant’s Normal Retirement Date means the first day of the month coincident with or next following the date on which the Participant attains sixty-five (65) years of age.
     4.02 CHANGE IN CONTROL. In the event of a “Change in Control” as defined below, the Hypothetical Unrestricted Benefit shall be calculated under Section 4.01 assuming the Pension Plan provided a fully vested benefit at all times (i.e., without any reduction in respect of amounts which might otherwise be forfeited by the Participant under the terms of the Pension Plan). A “Change in Control” shall mean a change in the ownership of The Toronto-Dominion Bank (“TD Bank”) or the Company, a change in the effective control of TD Bank or the Company or a change in the ownership of a substantial portion of the assets of TD Bank or the Company as provided under Section 409A of the Code, as amended from time to time, and any IRS guidance, including Notice 2005-1, and regulations issued in connection with Section 409A of the Code, except that (i) any change in the ownership, effective control or ownership of a substantial portion of the assets of the Company effected by TD Bank and its affiliates shall be excluded, and (ii) any change in the ownership, effective control or ownership of a substantial portion of the assets of TD Bank shall be excluded if TD Bank and its affiliates are not a majority shareholder of the Company at the time of such change.

     4.03 PAYMENT OF BENEFIT. (a) General. Unless otherwise elected as described in this Section 4.03, the SRA shall be paid in the form of a Normal Benefit commencing on the Participant’s Normal Retirement Date. Participants may elect to receive the SRA (x) in any of the forms of benefit available under the Pension Plan (including the different forms of annuities set forth in Section 4.04 of the Pension Plan), in which case the amount of payments under such alternate form shall be determined in accordance with the provisions of the Pension Plan controlling the determination of the amount of payments under such form under the Pension Plan or (y) in a lump sum payment following termination of employment in an amount equal to the Actuarial Equivalent (as defined in the Pension Plan) of the SRA determined in the manner prescribed for determining Actuarial Equivalents under the Pension Plan. In addition, each Participant may elect to receive the SRA upon any of the following events other than the Participant’s Normal Retirement Date: (i) early retirement before age 65, if the Participant is entitled to any early retirement benefit under the Pension Plan and if such early retirement constitutes a “Separation from Service” as defined in Section 4.03(e) below, (ii) death or (iii) termination of employment after the Participant’s Normal Retirement Date, if such termination constitutes a “Separation from Service” as defined in Section 4.03(e) below, provided that any payments triggered by a Separation from Service shall be delayed as set forth in Section 4.03(e) below. Any election of an alternate form or time of benefit shall be made in the manner determined by the Administrator.
     (b) Initial and Prior Elections. A Participant may make an initial payment election as to the time and form of payment of his or her SRA within 30 days of the date the Participant first becomes eligible to participate in the Plan. If an initial payment election is not made by a Participant within 30 days of the date the Participant first becomes eligible to participate in the Plan, then the initial payment election shall be deemed to be in the form of a Normal Benefit commencing on the Participant’s Normal Retirement Date. The initial payment election shall continue in effect until such time as the Participant makes a subsequent payment election and such election becomes effective as set forth below. In addition, any payment elections made before January 1, 2005 shall continue in effect until such time as the Participant makes a subsequent payment election and such election becomes effective as set forth below.
     (c) Transitional Elections Prior to 2008. On or before December 31, 2007, if a Participant wishes to change his or her payment election as to either the time or form of payment or both, the Participant may do so by completing a payment election form approved by the Administrator, provided that (i) any such election must be made while the Participant is an active employee of the Company or one of its subsidiaries, (ii) any payment election made in 2006 cannot apply to amounts that would otherwise be payable in 2006 and may not cause an amount to be paid in 2006 that would otherwise be paid in a later year, and (iii) any payment election made in 2007 cannot apply to amounts that would otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would otherwise be paid in a later year.

     (d) Changes in Payment Elections After 2007. On or after January 1, 2008, if a Participant wishes to change his or her payment election as to either the time or form of payment or both, a Participant may do so by completing a payment election form approved by the Administrator, provided that any such election (i) must be made while the Participant is an active employee of the Company or one of its subsidiaries, (ii) must be made at least 12 months before the date on which any benefit payments as of a fixed date or pursuant to a fixed schedule are scheduled to commence, (iii) shall not take effect until at least 12 months after the date the election is made and accepted by the Administrator, and (iv) for payments to be made other than upon death, must provide an additional deferral period of at least five years from the date such payment would otherwise have been made (or in the case of any life annuity or installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid), provided that clause (iv) above shall not apply to a change in the form of a payment from one type of “life annuity” (as defined in the regulations under Section 409A of the Code) to another type of life annuity if the annuities are actuarially equivalent applying reasonable actuarial assumptions. For purposes of this Plan and clause (iv) above, all life annuities or installment payments under this Plan shall be treated as a single payment.
     (e) Separation from Service. A “Separation from Service” shall mean separation from service within the meaning of Section 409A of the Code and the regulations issued thereunder, other than death. If the payment event is a Separation from Service, then the SRA shall not be paid, or the payment shall not commence, until the first day of the month following the lapse of six months from the date of Separation from Service. If the SRA is being paid in the form of an annuity or installments over time, then all future payments shall be made in the ordinary course based on the commencement of the payments as of the first day of the month following the lapse of six months from the date of Separation from Service.
     4.04 BENEFICIARY. In the event of death of a Participant, SRA payments, if any, to be made after the date of death (as determined with reference to the benefit election, if any, in effect on the date of the Participant’s death, “Remaining Payments”) shall be made to his or her Beneficiary, as defined below, and in such case all references to “Participant” herein shall, where applicable, apply to the Beneficiary of the deceased Participant. The “Beneficiary” shall be the person, if any, entitled to receive benefits following the death of a Participant as provided under the Pension Plan. If no Beneficiary is designated, the designation is ineffective, or the Beneficiary dies, any then Remaining Payments shall be paid to the estate of the deceased Participant.
     4.05 REFERENCES TO PENSION PLAN. In the event of any amendment, restatement or other modification of the Pension Plan (including any replacement of the Pension Plan), this Plan shall be deemed automatically amended to incorporate corresponding modifications to the extent necessary to correct any references to Sections of the Pension Plan herein and to preserve the intended meaning and import of such references. Without limiting the foregoing, the Administrator may at any time and from time to time amend or modify the Plan to the extent it deems necessary to address modifications or amendments to the Pension Plan.

ARTICLE FIVE — ASSIGNMENT
     No right to payment of any amount under the Plan may be assigned, transferred, pledged or encumbered, nor shall any such right or other interest in amounts payable under the Plan be subject to any attachment, garnishment, execution or other legal process.
ARTICLE SIX — OTHER PLANS
     Nothing in the Plan shall be construed to alter, abridge, or in any manner affect the rights and privileges of any Participant to participate in and be covered by any pension, profit-sharing, group insurance, bonus or any other employee plan or plans which any member of the Group may have or hereafter have, except as otherwise expressly provided herein or in any such other plans.
ARTICLE SEVEN — FUNDING
     The Company, in its discretion, shall have the right at any time and from time to time to insure or otherwise provide for the obligations under the Plan (or to refrain from so insuring or making any such provision) and to determine the extent, nature and method of any such insurance or provision, including the establishment of one or more trusts, provided that the terms of each trust comply with Section 409A of the Code. If the Company elects to insure its obligations under the Plan, in whole or in part, through the medium of insurance or annuities, or both, the Company, or a designated member of the Group shall be the owner and beneficiary of each such policy or annuity. At no time shall any Participant be deemed to have any right, title or interest in or to any specified asset or assets of any such trust or escrow arrangement, including, without limitation, any insurance, annuity or other contracts or any proceeds therefrom.
ARTICLE EIGHT — NO TRUST CREATED
     Nothing herein shall be deemed to create any trust or fiduciary relationship of any kind between any member of the Group and any Participant, Beneficiary or estate of any Participant.
ARTICLE NINE — REORGANIZATION
     The Company shall not merge or consolidate into or with another corporation, or reorganize, or sell substantially all of its assets to another corporation, firm or person unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligation of the Company and the Group under the Plan. Upon the occurrence of any such merger, consolidation, reorganization or sale, the term “the Company” as used in this Plan shall be deemed to refer to such successor, assignee or survivor corporation, firm or person.

ARTICLE TEN — CLAIMS PROCEDURE
     10.01 SCOPE OF CLAIMS PROCEDURES. This Article is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. Section 2560.503-1. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail.
     10.02 INITIAL CLAIM. A Participant or Beneficiary who believes he or she is entitled to any benefit under the Plan (a “Claimant”) may file a claim with the Administrator. The Administrator shall review the claim itself or appoint an individual or an entity to review the claim.
(a)	Initial Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Administrator or appointee of the Administrator prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

(b)	Manner and Content of Denial of Initial Claims. If the Administrator denies a claim, it must provide to the Claimant, in writing or by electronic communication:
(i)	The specific reasons for the denial;

(ii)	A reference to the Plan provision upon which the denial is based;

(iii)	A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(iv)	An explanation of why such additional material or information is necessary;

(v)	Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(vi)	A statement of the Participant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), following a denial on review of the initial denial.
     10.03 REVIEW PROCEDURES.
(a)	Request For Review. A request for review of a denied claim must be made in writing to the Administrator within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Administrator’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Administrator. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(b)	Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse claim determination, the Administrator will give the Claimant, in writing or by electronic notification, a notice containing:
(i)	its decision;

(ii)	the specific reasons for the decision;

(iii)	the relevant Plan provisions on which its decision is based;

(iv)	a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefits;

(v)	a statement describing the Claimant’s right to bring an action for judicial review under Section 502(a) of ERISA; and

(vi)	if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.
     10.04 CALCULATION OF TIME PERIODS. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.
     10.05 LEGAL ACTION. If the Administrator fails to follow the claims procedures required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under Section 502(a) of ERISA on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory requisite to a Claimant’s right to commence any legal action with respect to any claims for benefits under the Plan.

     10.06 ADMINISTRATOR REVIEW. Notwithstanding anything in this Plan to the contrary, the Administrator may determine, in its sole and absolute discretion, to review any claim for benefits submitted by a Claimant under this Plan.
ARTICLE ELEVEN — AMENDMENT, SUSPENSION, TERMINATION
     11.01 GENERAL. The Board may at any time and from time to time amend, suspend or terminate the Plan or any Participant’s participation therein; provided, however, that no amendment, suspension or termination may impair the rights of any Participant (or, in the case of a deceased Participant, his or her Beneficiary or estate) to receive benefits accrued prior to the effective date of such amendment, suspension or termination. Notwithstanding anything in the Plan to the contrary, the Board may amend in good faith any terms of the Plan, including retroactively, in order to comply with Section 409A of the Code.
     11.02 TERMINATION. Under no circumstances may the Plan permit the acceleration of the time or form of any payment under the Plan prior to any of the payment events specified herein, except as provided in this Section 11.02. The Company may, in its discretion, elect to terminate the Plan in any of the following three circumstances and accelerate the payment of the entire unpaid balance of each Participant’s accrued benefits in an amount equal to the Actuarial Equivalent (as defined in the Pension Plan) of such Participant’s accrued benefits as of the date of such payment in accordance with Section 409A of the Code:
(i)	the Plan is terminated within the 30 days preceding a Change In Control and (1) all substantially similar arrangements sponsored by the Sponsor are terminated, and (2) all Participants in the Plan and all participants under the substantially similar arrangements receive all of their benefits under the terminated arrangements within 12 months of the date of termination of the arrangements,

(ii)	the Plan is terminated and (1) all arrangements sponsored by the Company that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if a Participant participated in all of the arrangements are terminated, (2) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements; (3) all payments are made within 24 months of the termination of the arrangements; and (4) the Company does not adopt a new arrangement that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if the same Participant participated in both arrangements, at any time within five years following the date of termination of the Plan, or

(iii)	the Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by each Participant under the Plan are included in the Participant’s gross income in the later of (1) the calendar year in which the Plan termination occurs, or (2) the first calendar year in which the payment is administratively practicable.

ARTICLE TWELVE — GOVERNING LAW; SEVERABILITY
     This Plan shall be governed by and construed in accordance with the laws of the State of Maine without regard to its conflicts of laws principles. Each provision of this Plan is intended to be severable and the invalidity, illegality or unenforceability of any portion of this Plan shall not affect the validity, legality and enforceability of the remainder.
ARTICLE THIRTEEN — EMPLOYMENT
     Nothing herein shall be deemed to confer on any Participant any right to continue in employment with the Company or any other member of the Group, or to interfere with or limit in any way the right of the Company or any other member of the Group to terminate such employment at any time. The benefits provided under this Plan are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase.
ARTICLE FOURTEEN — WITHHOLDING
     The Company shall be entitled to withhold from payment of benefits hereunder any federal, state or local withholding or other taxes or charge from time to time required to be withheld. The Company shall be entitled to rely on the opinion or advice of its counsel in determining its withholding obligations.
     IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of the Effective Date.

TD BANKNORTH INC.

/s/ Jay Milligan	By:	/s/ Cynthia H. Hamilton

Witness	Name:	Cynthia H. Hamilton
	Title:	Executive Vice President